Exhibit 99.1

	FOR:	Home Products International, Inc.

	APPROVED BY:	James R. Tennant, Chairman & CEO
Home Products International, Inc.
FOR IMMEDIATE RELEASE		(773) 890-1010

	CONTACT:	Investor Relations:
James Winslow, Executive VP & CFO
Home Products International, Inc.
(773) 890-1010

HOME PRODUCTS INTERNATIONAL ANNOUNCES

INTERNATIONAL TRADE COMMISSION DECISION

Chicago, IL, July 16, 2004 – Home Products International, Inc. (Nasdaq SmallCap: HOMZ), (the “Company”), a leader in the housewares industry, announced that the United States International Trade Commission (“ITC”) unanimously determined yesterday that the U.S. ironing board industry was facing material injury as a result of the importation of unfairly priced ironing boards from China. The ITC’s action will result in the issuance of an antidumping duty order by the Secretary of Commerce in early August, followed by the collection of antidumping duties on Chinese imports.

The ITC’s decision follows a June 16, 2004 determination by the U.S. Department of Commerce that ironing boards imported from China are sold in the United States at less than fair value and assigned dumping margins ranging from 6.60 percent to 113.80 percent.

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.

HPI: Announces International Trade Commission Decision	Page 2

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements that may concern the Company’s future growth, operating results, product development, markets and competitive position. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include unanticipated plant closing costs; unanticipated difficulties and costs associated with the relocation of equipment and the manufacture or sourcing of products; market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; dependence on a few large customers; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. For a more detailed description of these and other risk factors, please refer to the Company’s 10 K, 10-Q and other SEC filings. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

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